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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 23, 1999


                               AT HOME CORPORATION
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             (Exact name of Registrant as specified in its charter)


                                    Delaware
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                 (State or other jurisdiction of incorporation)


 000-22697                                                   77-0408542
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(Commission                                                    (IRS Employer
File Number)                                                 Identification No.)


                   450 Broadway Street, Redwood City, CA 94063
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               (Address of principal executive offices) (Zip Code)


                                 (650) 569-5000
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              (Registrant's telephone number, including area code)


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          (Former name or former address, if changed since last report)

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ITEM 5:  OTHER EVENTS.

     On October 23, 1999, At Home Corporation, a Delaware corporation ("Excite@Home"), and Hartford House, Ltd. a Delaware corporation ("Hartford House"), the operator of the Bluemountain.com web site, which provides web-based greeting cards, entered into an Agreement and Plan of Merger (the "Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, Hartford House will merge with and into Excite@Home (the "Merger"). At the effective time of the Merger, Excite@Home will issue shares of its newly-created non-voting convertible preferred stock convertible into approximately 11 million shares of Excite@Home Series A Common Stock and pay $350 million in cash to the stockholders of Hartford House. The preferred stock will be automatically convertible into Excite@Home Series A Common Stock as the restrictions on resale described below lapse. Options to purchase shares of Hartford House Common Stock will be assumed by Excite@Home and converted into options to purchase shares of the Excite@Home Series A Common Stock.

     If certain performance goals related to the Bluemountain.com web site are met, Excite@Home would be obligated to issue additional shares of Excite@Home Series A Common Stock to Hartford House stockholders having an aggregate value of up to $270 million and would issue additional shares to be allocated to holders of assumed or exercised Hartford House stock options by adjusting the exercise price and number of shares subject to the assumed options. Of this additional consideration, 50% of the amount will be based on the number of electronic greeting cards sent through the Bluemountain.com web site during the month of December 1999 and the remainder will be based upon the number of unique users of that web site during the same month.

     Of the shares to be immediately issued in this transaction, approximately 50% may not be resold for a period of two years after the closing of the transaction. The remaining initially issued shares may only be resold at a rate of 500,000 shares of Excite@Home Series A Common Stock per month. Any shares issued as part of the earnout provisions of the Merger Agreement will be freely tradeable upon issuance. Excite@Home will file a registration statement covering the resale of all shares issued in the transaction.

     It is the intent of the parties that the transaction qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and be accounted for as a purchase.

     In addition, Excite@Home also entered into distribution relationships with Proflowers.com, Inc., an online flower company, Dan's Chocolates, an online gift company, and Lucidty, Inc., an online electronic gift certificate company. These three agreements provide for Excite@Home to receive aggregate revenues of $34 million over the three year terms of the agreements.

     The Merger is subject to customary closing conditions, including regulatory approvals.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 24, 1999                        AT HOME CORPORATION


                                              By: /s/  David G. Pine
                                                 -------------------------------
                                                 David G. Pine
                                                 Vice President, General Counsel
                                                 and Secretary